Exhibit 10.20

ITUS CORPORATION

12% Secured Debenture

Due November 11, 2017

$3,000,000

ITUS Corporation., a Delaware corporation (the “Company” or “Maker”), for value received, hereby promises to pay to Adaptive Capital LLC or its registered assigns (the “Payee” or “Holder”), at 500 Ygnacio Valley Road, Suite 360 Walnut Creek, CA 94596 upon due presentation and surrender of this twelve percent (12%) Secured Debenture (this “Debenture”), on or before November 11, 2017 (the “Maturity Date”), the principal amount of Three Million Dollars ($3,000,000) (the “Principal”) and accrued interest thereon as hereinafter provided.

This Debenture is being issued by the Company as of [                            ] (the “Issuance Date”) in exchange for the surrender to the Company of all the Company’s shares of Series A Convertible Preferred Stock held by Holder as of such date.

ARTICLE I

PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

Section 1.1    Payment of Principal and Interest.  Payment of the Principal and accrued interest on this Debenture shall be made in such installments as set forth herein in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Interest (computed on the basis of a 360-day year for the number of days elapsed) on the unpaid portion of said Principal amount from time to time outstanding shall accrue at the rate of twelve percent (12%) per annum in like coin and currency, beginning on the date hereof, and all accrued but unpaid interest shall be paid beginning on April 1, 2017 and on the first day of each calendar quarter thereafter until the entire Principal amount and all accrued interest shall have been paid in full.  Both Principal hereof and interest thereon are payable at the Holder’s address above or such other address as the Holder shall designate from time to time by written notice to the Company.  The Company will pay or cause to be paid all sums becoming due hereon for Principal and interest by check or wire transfer of immediately available funds, as requested by Holder, without any requirement for the presentation of this Debenture or making any notation thereon, except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Debenture to the Company for cancellation.

The Company will pay the Principal as follows: (i) One Million Dollars ($1,000,000) on or before June 1, 2017; and (ii) Two Million Dollars ($2,000,000) on or before November 11, 2017.

Prior to any sale or other disposition of this instrument, the Holder agrees to endorse hereon the amount of Principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee in accordance with the terms of Section 2.1 of this Debenture.

Section 1.2    Extension of Payment Date.  If this Debenture or any installment hereof becomes due and payable on a day that is not a Business Day (as defined in Section 4.1 hereof), the due date hereof shall be extended to the next succeeding Business Day.

ARTICLE II
OTHER RIGHTS

Section 2.1    Transfer of Debenture.  The Holder shall not, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “Transfer”) this Debenture, in whole or in part, or any right, title or interest herein or hereto, except in accordance with the provisions of this Debenture.  Any attempt to Transfer this Debenture or rights hereunder in violation of this Debenture shall be null and void ab initio and the Company shall not register such Transfer.  Upon the Transfer of this Debenture, in whole or in part, through the use of the assignment form attached hereto as Attachment I, and in accordance with applicable law or regulation, and the payment by the Holder of funds sufficient to pay any transfer tax, the Company shall issue and register this Debenture in the name of the new Holder or, in the event this Debenture is transferred in part, the Company shall deliver new Debentures of like tenor registered in the names of each of the current Holder and the transferee in principal amounts that give effect to such partial Transfer.  Notwithstanding any other provision of this Debenture, no Transfer may be made pursuant to this Section 2.1 unless (a) the Transferee has agreed in writing to be bound by the terms and conditions hereto, (b) the Transfer complies in all respects with the applicable provisions of this Debenture, and (c) the Transfer complies in all respects with applicable federal and state laws.

Section 2.2    Security Interest and Collateral; Ranking.

(a)           Secured Obligation. To secure the Company’s Obligations pursuant to this Debenture, the Company hereby grants to the Holder a continuing first priority security interest in and lien upon all of the Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interest, including, without limitation, all of the following property in which it now has or at any time in the future may acquire any right, title or interest:  all accounts, accounts receivable, deposit accounts, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general intangibles (including, without limitation, payment intangibles), chattel paper, supporting obligations, investment property, letter-of-credit rights, commercial tort claims, the Company’s right, title and interest in and to all shares of capital stock, securities, membership interests and equity interests in the subsidiaries of the Company, permits, licenses, intellectual property, trademarks, tradestyles, patents and copyrights in which the Company now has or hereafter may acquire, title and interest, all books, records, computer programs, tapes, disks and related data processing software, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor (collectively, the “Collateral”); provided, however, that the Holder acknowledges that in connection with any equipment financing undertaken by the Company, the respective lender may have a purchase money security interest that is senior to the Holder’s security interest on the related asset.

(b)           At any time after the Issuance Date, other than equipment financing in connection with the Company’s business, the Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any additional indebtedness for borrowed money that by its terms is senior in right of payment to the Company’s obligations under this Debenture, unless the Company has obtained the written consent of the Holder (or in the case of permitted assigns, holders representing at least two thirds of the outstanding principal amount of indebtedness originally represented by this Debenture).

(c)           The Company authorizes the Holder to file such financing statements and amendments thereto as may be necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby all in accordance with the Uniform Commercial Code of the State of Delaware as in effect from time to time.  In addition, the Company covenants and agrees to take all reasonable steps necessary to assist the Holder to perfect its security interest in the Company’s assets that has been granted herein.

Section 2.3    No Impairment.  The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

ARTICLE III
EVENTS OF DEFAULT

Section 3.1    Default.  If one or more of the following described events (each of which being an “Event of Default” hereunder) shall occur and shall be continuing:

(a)           the Company shall default in the payment of any Principal on this Debenture when and as the same shall become due and payable within the time period set forth herein;

(b)           the Company shall not have paid any amount of interest owed hereunder when due, and such failure to pay shall not have been cured within five (5) Business Days after receipt of written notice to the Company;

(c)           any of the representations, covenants, or warranties made by the Company herein shall have been incorrect when made in any material respect;

(d)           the Company shall breach, fail to perform, or fail to observe in any material respect any material covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, and such breach or failure to perform shall not be cured within ten (10) days after written notice to the Company; or

(e)           bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, the Company shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within ninety (90) calendar days thereafter;

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) or cured as provided herein, the Holder may consider the entire principal amount of this Debenture (and all interest through such date) immediately due and payable in cash, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any Debenture or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

ARTICLE IV

DEFINITIONS

Section 4.1    Definitions.  In addition to those terms already defined herein, the following terms as used in this Debenture shall have the meanings set forth below:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

ARTICLE V

MISCELLANEOUS

Section 5.1    Rights Cumulative.  The rights, powers and remedies given to the Holder under this Debenture shall be in addition to all rights, powers and remedies given to him, her or it by virtue of any document or instrument executed in connection therewith, or any statute or rule of law.

Section 5.2    No Waivers.  Any forbearance, failure or delay by the Payee in exercising any right, power or remedy under this Debenture, any documents or instruments executed in connection therewith or otherwise available to the Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

Section 5.3    Amendments in Writing.  Except as otherwise provided herein, the provisions of this Debenture may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

Section 5.4   Governing Law.  This Debenture and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

Section 5.5   Successors.  The term “Payee” and “Holder” as used herein shall be deemed to include the Payee and its successors, endorsees and permitted assigns.  This Debenture may not be assigned without the prior written consent of the other party hereto, which, in the case of consent to be given by Maker, shall not be unreasonably withheld, conditioned or delayed.

Section 5.6    Stamp or Transfer Tax.  The Company will pay any documentary stamp or transfer taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of this Debenture;

Section 5.7    Mutilated, Lost, Stolen or Destroyed Debenture.  In case this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of and substitution for the Debenture, mutilated, lost, stolen or destroyed, a new Debenture of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

Section 5.8    No Rights as Stockholder.  Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends (except as provided in Article II of this Debenture) or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company.

Section 5.9    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder (including, without limitation, any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified below prior to 5:00 P.M., New York City time, on a trading day, (ii) the next trading day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified below on a day that is not a trading day or later than 5:00 P.M., New York City time, on any trading day, (iii) the trading day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and facsimile number of a party for such notices or communications shall be as set forth below unless changed by such party by two (2) Business Days’ prior notice to the other party in accordance with this Section 5.9:

(a)        if to the Company, addressed to:

ITUS Corporation

12100 Wilshire Blvd.

Suite 1275

Los Angeles, CA 90025

(b)        if to Holder, to the address first set forth above, or if to any permitted assignee of Holder, at the address of such Person provided to the Company.

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IN WITNESS WHEREOF, ITUS Corporation has caused this Debenture to be duly executed and delivered as of the date first above written.

ITUS Corporation

By:

Name:

Title:

ATTACHMENT I

Assignment

For value received, the undersigned hereby assigns to _____________, $___________ principal amount of 12% Secured Debenture due November 11, 2017 evidenced hereby and hereby irrevocably appoints __________________ attorney to transfer the Debenture on the books of the within named corporation with full power of substitution in the premises.

Dated:

In the presence of:

Print Name

Signature